Exhibit 8.1

[Letterhead of]

SUTHERLAND ASBILL & BRENNAN LLP

August 13, 2012

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Ladies and Gentlemen:

We have acted as U.S. tax counsel for Kraft Foods Inc. (“SnackCo”) in connection with a series of transactions (the “Proposed Transaction”) in which (i) Kraft Foods Group, Inc. (“GroceryCo”), a wholly owned subsidiary of SnackCo, will transfer certain U.S. snack assets, including certain subsidiaries, to a newly formed limited liability company, Mondelēz Global LLC (“New Snack Co”) (which will be treated as a corporation for U.S. federal income tax purposes), in exchange for all of the interests in New Snack Co and the assumption of certain liabilities by New Snack Co (the “New Snack Co Contribution”); (ii) Kraft Foods International, Inc. (“KFII”), a wholly owned subsidiary of GroceryCo, will merge into Mondelēz International Holdings LLC (“MIH”), a new wholly owned subsidiary of New Snack Co (which will be treated as a corporation for U.S. federal income tax purposes), and KFII’s shares will be cancelled for no consideration (the “Merger”); (iii) GroceryCo will distribute all of its interests in New Snack Co to SnackCo (the “Internal Distribution”); and (iv) SnackCo will distribute the shares of GroceryCo pro rata to SnackCo’s shareholders (the “Distribution”).

This opinion letter relates to the tax-free nature of the Proposed Transaction under sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and certain collateral issues. We have assumed that the Proposed Transaction will occur in accordance with the terms of the draft of the Separation and Distribution Agreement (the “Distribution Agreement”) included in the Registration Statement on Form 10 as an exhibit, and that the Distribution Agreement, the Tax Sharing and Indemnity Agreement, the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property and all other ancillary agreements will be executed in the form included in the Registration Statement on Form 10 as exhibits.

Pursuant to a request filed with the Internal Revenue Service (“IRS”) (including all exhibits thereto and all supplemental submissions, the “Ruling Request”), SnackCo has secured a private letter ruling (the “Ruling”), which addresses certain U.S. federal

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August 13, 2012

income tax consequences of the Proposed Transaction. There are certain issues which, pursuant to IRS policy, the Ruling does not address. Our opinion addresses these issues as well as certain other U.S. federal income tax consequences of the Proposed Transaction in accordance with the Distribution Agreement.

For purposes of the opinion set forth below, we have relied upon such documents as we have deemed necessary or appropriate, including without limitation the Distribution Agreement, the Tax Sharing and Indemnity Agreement, the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property, the Ruling Request, and the Ruling, including all representations, covenants and statements made in such documents. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of SnackCo and GroceryCo, including written representation letters verifying certain facts that have been represented to us (the “Representation Letters”). We have also reviewed and relied upon the letter and underlying documentation supporting management’s business purpose for the Distribution (the “Business Purpose Letter”).

In our examination of documents, we have assumed that all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Finally, we have assumed that (i) all parties will act in accordance with the agreements and covenants set forth in the Distribution Agreement, the Tax Sharing and Indemnity Agreement, the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property and other relevant documents and (ii) the representations and statements made by SnackCo and GroceryCo in the Ruling Request, the Ruling, the Distribution Agreement, the Tax Sharing and Indemnity Agreement, the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property, the Representation Letters, and the Business Purpose Letter and the information contained therein and the information provided to us in other documentation or orally are true, correct, and complete and will remain true, correct, and complete at all times up to and including the time of the Proposed Transaction.

Based on (a) the facts and documents described above, including in particular the Ruling and Ruling Request; (b) the Representation Letters executed by the management of SnackCo and GroceryCo and the Business Purpose Letter executed by the management of SnackCo; and (c) existing provisions of the Code, Treasury Department regulations, IRS announcements, published positions and private

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August 13, 2012

letter rulings, and court decisions in effect as of the date of this opinion, it is our opinion that for U.S. federal income tax purposes:

The Merger

Pursuant to the Ruling, the Merger will be treated for U.S. federal income tax purposes as if KFII transferred substantially all of its assets to MIH in exchange for MIH interests with a value equal to the fair market value of KFII’s assets, and such interests will be treated as having been transferred by KFII to GroceryCo in exchange for the stock of KFII (the “KFII Reorganization”). GroceryCo will be deemed to contribute the MIH interests deemed received to New Snack Co as part of the New Snack Co Contribution to reflect the actual ownership of MIH.

1)	The KFII Reorganization will qualify as a reorganization under section 368(a)(1)(A). KFII and MIH will each be a “party to a reorganization” under section 368(b).

2)	No gain or loss will be recognized by KFII upon the transfer of its assets to MIH in exchange for deemed interests in MIH and the assumption by MIH of KFII’s liabilities.

3)	No gain or loss will be recognized by MIH on the receipt of KFII’s assets in exchange for deemed interests in MIH.

4)	No gain or loss will be recognized by KFII on the deemed distribution of MIH interests to GroceryCo.

5)	No gain or loss will be recognized by GroceryCo upon its deemed exchange of KFII stock for MIH interests.

The New Snack Co Contribution and the Internal Distribution

1)	The New Snack Co Contribution, followed by the Internal Distribution, will be a reorganization under section 368(a)(1)(D). GroceryCo and New Snack Co will each be “a party to a reorganization” under section 368(b).

2)	No gain or loss will be recognized by GroceryCo on the transfer of the U.S. snack assets, including certain subsidiaries, in exchange for the interests in New Snack Co and the assumption of liabilities by New Snack Co in the New Snack Co Contribution.

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August 13, 2012

3)	No gain or loss will be recognized by New Snack Co on the receipt of the U.S. snack assets, including certain subsidiaries, in exchange for the interests in New Snack Co and the assumption of liabilities of GroceryCo in the New Snack Co Contribution.

4)	No gain or loss will be recognized by GroceryCo on the distribution of the interests of New Snack Co in the Internal Distribution.

5)	No gain or loss will be recognized by (and no amount will be included in the income of) SnackCo upon the receipt of the interests of New Snack Co in the Internal Distribution.

The Distribution

1)	No gain or loss will be recognized by SnackCo on the Distribution, except to the extent of any excess loss accounts or deferred intercompany gains.

2)	No gain or loss will be recognized by (and no amount will be included in the income of) the shareholders of SnackCo on the Distribution, except to the extent of cash received in lieu of fractional shares.

3)	The aggregate basis of the SnackCo shares and the GroceryCo shares in the hands of each SnackCo shareholder immediately after the Distribution (as adjusted under Treas. Reg. § 1.358-1) will equal the basis the shareholder had in the SnackCo shares immediately before the Distribution, allocated in the manner described in Treas. Reg. § 1.358-2(a)(2)(iv).

4)	The holding period of the stock of GroceryCo received by the SnackCo shareholders in the Distribution will include the holding period of the SnackCo shares on which the distribution was made, provided that the shares of SnackCo stock are held as a capital asset on the date of the Distribution.

Our opinion is not binding on the IRS or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information are inaccurate or incomplete, or later become inaccurate.

Finally, our opinion is limited to the U.S. federal income tax matters specifically covered hereunder, and we have not been asked to address herein, nor have we addressed

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herein, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Proposed Transaction or any other transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form 10 of Kraft Foods Group, Inc. We also consent to the use of our name under the caption “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Contribution, Internal Distribution and Distribution” in the Information Statement included in such Registration Statement and to the discussion of this opinion letter in such Information Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission.

Very Truly Yours,

/s/ Sutherland Asbill & Brennan LLP

SUTHERLAND ASBILL & BRENNAN LLP